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                                                                   Exhibit 23.10
                                                                   -------------

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Proxy Statement of OneMain.com, Inc. that is made a part of the Pre-Effective Amendment No. 1 to the Registration Statement (Form S-4 No. 333-41064) and related Prospectus of Earthlink, Inc. for the registration of 10,768,633 shares of Earthlink, Inc.'s common stock and to the incorporation by reference therein of our report dated November 4, 1998 with respect to the financial statements of United States Internet, Inc. for the year ended December 31, 1997, included in the Annual Report (Form 10-K) of OneMain.com, Inc. for the year ended December 31, 1999 filed with the Securities and Exchange Commission.

                                        /s/ Coulter & Justus, P.C



Knoxville, Tennessee
August 4, 2000